UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2024

SS&C TECHNOLOGIES HOLDINGS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-34675	71-0987913
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

80 Lamberton Road, Windsor, CT	06095
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 298-4500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.01 per share	SSNC	The Nasdaq Global Select Market

Item 1.01. Entry Into a Material Definitive Agreement.

The information set forth under Item 2.03 is incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On September 27, 2024, SS&C Technologies Holdings, Inc. (the “Company”) completed its previously announced acquisition of Battea – Class Action Services, LLC, on the terms described in the Company’s Current Report on Form 8-K filed on September 12, 2024 (the “Acquisition”). A copy of the Company’s press release dated September 30, 2024 announcing the completion of the Acquisition is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 2.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On September 27, 2024, SS&C Technologies, Inc. (“SS&C Tech”) entered into the Incremental Joinder to Credit Agreement (the “Amendment”), which amends its existing amended and restated credit agreement, dated as of April 16, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among SS&C Tech, the Company, Morgan Stanley Senior Funding, Inc., as the administrative agent, certain lenders party thereto and the other entities from time to time party thereto. Pursuant to the Amendment, SS&C Tech borrowed $800 million in aggregate principal amount of incremental term A-9 loans (the “Term A-9 Loans”). The net proceeds of the Term A-9 Loans were used to finance in part SS&C Tech’s acquisition of Battea – Class Action Services, LLC, the payment of fees and expenses related thereto and for working capital and general corporate purposes.

The Term A-9 Loans will mature on the earlier to occur of (1) September 27, 2029 (the “Term A-9 Maturity Date”) and (2) 91 days prior to the maturity of (x) the March 2019 Senior Notes (as defined under the Credit Agreement) if more than $150 million aggregate principal amount remains outstanding on the 91st day prior to such maturity or (y) the Revolving Facility (as defined under the Credit Agreement) if more than $150 million aggregate principal amount of commitments remain outstanding on the 91st day prior to such maturity, whichever of (x) or (y) comes first. The Term A-9 Loans will bear interest, at SS&C Tech’s option, at the Base Rate plus 0.50% per annum, or at the Term SOFR Rate plus 1.50% per annum, in each case with two leverage-based step-ups that increases the interest rate margin by 0.25% per annum if the Company’s consolidated net secured leverage ratio is greater than 3.50x and 4.25x, respectively, and one leverage-based step-down that reduces the interest rate margin by 0.125% per annum if the Company’s consolidated net secured leverage ratio is less than or equal to 2.50x. The Term A-9 Loans will amortize (in each case, payable in equal quarterly installments) at a rate of 2.5% per annum for the first eight fiscal quarters (commencing with the fiscal quarter ending December 31, 2024) and 5.0% per annum for each quarter thereafter until the Term A-9 Maturity Date, upon which date the outstanding principal amount of the Term A-9 Loans will be due. The Term A-9 Loans will be subject to a 5.25x consolidated net secured leverage ratio maintenance financial covenant commencing at the fiscal quarter ending December 31, 2024, which will, at the option of the Borrower, increase to 5.75x for four consecutive fiscal quarters following a material permitted acquisition, and otherwise subject to terms and conditions set forth in the Credit Agreement. The representations and warranties, covenants and other terms of the Term A-9 Loans are substantially consistent with the terms of the Term B-8 Loans (as defined in the Credit Agreement).

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed herewith as Exhibit 10.1 and incorporated herein by this reference.

Item 7.01. Regulation FD Disclosure.

A copy of the Company’s press release dated September 30, 2024 announcing the completion of the Acquisition is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information in this Item 7.01 (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1	Incremental Joinder to Credit Agreement
99.1	Press Release, issued by the Company on September 30, 2024.
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 1, 2024

SS&C TECHNOLOGIES HOLDINGS, INC.

By:	/s/ Brian N. Schell
Brian N. Schell
Executive Vice President and Chief Financial Officer